Exhibit (l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

April 30, 2014

BlackRock Limited Duration Income Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Re:	BlackRock Limited Duration Income Trust —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Limited Duration Income Trust, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 3,750,000 shares (the “Shares”) of the Trust’s common shares of beneficial interest, par value $0.001 per share.

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i)           the notification of registration on Form N-8A (File No. 811-21349) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on May 19, 2003;

(ii)           the Registration Statement on Form N-2 (File Nos. 333-194575 and 811-21349) of the Trust relating to the Shares filed with the Commission on March 14, 2014 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), and as proposed to be amended by Pre-Effective Amendment No. 1 on or about the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)           the form of Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Trust and BlackRock Investments, LLC, filed as an exhibit to the Registration Statement;

BlackRock Limited Duration Income Trust
April 30, 2014

(iv)           the form of Sub-Placement Agent Agreement (the “Sub-Placement Agent Agreement”) proposed to be entered into between the Trust and UBS Securities LLC, filed as an exhibit to the Registration Statement;

(v)           a copy of the Trust’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware;

(vi)           a copy of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration”), dated June 10, 2003, as certified by the Secretary of the Trust;

(vii)            a copy of the Trust’s By-Laws, as currently in effect (the “By-Laws”), as certified by the Secretary of the Trust;

(viii)           certain resolutions adopted by the Board of Trustees of the Trust, adopted on November 8, 2013 and February 28, 2014, relating to the creation, issuance and sale of the Shares and related matters, as certified by the Secretary of the Trust; and

(ix)           a form of certain resolutions proposed to be adopted by the pricing committee established by the Board of Trustees of the Trust relating to the issuance and sale of the Shares (the “Pricing Committee Resolutions”), as certified by the Secretary of the Trust.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that the Pricing Committee Resolutions will be adopted by the pricing committee established by the Board of Trustees of the Trust in substantially the form reviewed by us. We have also assumed that the Distribution Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such

BlackRock Limited Duration Income Trust
April 30, 2014

certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

We do not express any opinion as to any laws other than the DSTA. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Distribution Agreement has been duly executed and delivered; and (iii) the Shares have been duly entered into the share record books of the Trust and delivered to and paid for in accordance with the terms of the Distribution Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued and fully paid, and under the DSTA, the purchasers of the Shares will have no obligation to make further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares (except as provided in the last sentence of Section 3.8 of the Declaration).

We have assumed that any Shares issued and sold pursuant to the Distribution Agreement are sold at a price that is not below the then current net asset value per common share, exclusive of any distributing commission or discount, which net asset value shall be determined as of a time within forty-eight hours, excluding Sundays and holidays, next preceding the time of such determination.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP